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                                                                    Exhibit 10.3

                          LICENSE AND ROYALTY AGREEMENT

This agreement entered into the 1st day of February, 2007 by and between ND Fusion, Inc., a New York corporation with offices at 901 Fuhrmann Blvd, Buffalo, N.Y., hereinafter referred to as LICENSEE, and CLARKSON UNIVERSITY, a corporation with principal offices in Potsdam, New York, hereinafter called CLARKSON.

Whereas, CLARKSON UNIVERSITY and LICENSEE or its Affiliates have previously undertaken research and development in (i) the field of design of thin film rotating tube reactors and similar systems useful for process intensification
(ii) the process of operating and using such reactors and systems to synthesize complex organic and inorganic molecules, and (iii) unique compositions of matter resulting from such process; and

Whereas, CLARKSON UNIVERSITY and LICENSEE seek to commercialize processes, techniques and products resulting from said field.

Witnesseth:

     1.   EFFECTIVE DATE

          This Agreement is effective February 1, 2007 ("Effective Date").

     2.   DEFINITIONS

          As used in this Agreement, the following terms have the meanings indicated:

          A. "AFFILIATE" means any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

          B. "LICENSED FIELD" means chemical processes, instrumentation of equipment developed by Dr. Roshan Jachuck for the design of thin film rotating tube reactors and similar systems useful for process intensification (ii) the process of operating and using such reactors and systems to synthesize complex organic and inorganic molecules, and (iii) unique compositions of matter resulting from such process.

          C. "LICENSED PRODUCT" means any product sold by LICENSEE comprising Licensed Subject Matter pursuant to this Agreement.

          D. "LICENSED SUBJECT MATTER" means inventions and discoveries covered by Patent Rights or Technology Rights within the Licensed Field.

          E. "NET SALES" means the gross revenues received by LICENSEE from the Sale of Licensed Products, less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or

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               allowed and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

          F. "PATENT RIGHTS" means CLARKSON's rights in information or discoveries covered by patents and/or patent applications, whether domestic or foreign, and all divisions continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, which name Roshan Jachuck as either sole or joint inventor ("Inventor") and which relate to the manufacture, use or sale of licensed Field.

          G. "SALE OR SOLD" means the transfer or disposition of a Licensed Product for value to a party other than LICENSEE.

          H. "TECHNOLOGY RIGHTS" means CLARKSON's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Roshan Jachuck (Inventor) at CLARKSON before the Effective Date or after that date with respect to any research or development efforts funded by LICENSEE or its Affiliates all as relates to the Licensed Subject Matter.

     3.   WARRANTY; SUPERIOR RIGHTS

          A. Except for the rights, if any of the Government of the United States or the State of New York, as set forth below, Clarkson represents and warrants its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as stated herein.

          B. LICENSEE understands that the licensed Subject Matter may have been developed under a funding agreement with the Government of the United States and/or the State of New York, and if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law, or regulation shall prevail.

          C. LICENSEE understands and acknowledges that CLARKSON, by this Agreement, makes no representation as to the operability or fitness of any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. CLARKSON, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by CLARKSON in


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               the Licensed Field, nor does CLARKSON make any representation that the inventors contained in Patent Rights do not infringe any other patents now held or that will be held by others or by CLARKSON.

          D. LICENSEE, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by CLARKSON or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) LICENSEE has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

     4.   LICENSE

          A. CLARKSON hereby grants to LICENSEE a royalty-bearing, exclusive worldwide license under Licensed Subject Matter to manufacture, have manufactured, use, offer, sublicense and/or sell Licensed Products or Licensed Subject Matter for use within Licensed Field. This grant is subject to the payment by LICENSEE to CLARKSON of all consideration as provided herein, and is further subject to rights retained by CLARKSON to:

               a. Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of
                    Section 12, Confidential Information; and

               b. Use Licensed Subject Matter for research, teaching and other educationally-related purposes.

          B. LICENSEE may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as LICENSEE.

     5.   PAYMENT AND REPORTS

          A. In consideration of the rights granted by CLARKSON to LICENSEE under this Agreement, LICENSEE will pay CLARKSON the following:

                    A running royalty equal to:

          (i) on all sublicensing fees, payments and royalties ("Fees") received by LICENSEE or its Affiliates with respect to any sublicense of Licensed Subject Matter to independent third parties equal to five percent (5%) of cumulative Fees;

          (ii) a royalty, on Sales by LICENSEE or its Affiliates of any and all materials whether powder, liquid or solid, consisting of a composition of matter or utilizing in its


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     method of production one or more claims covered by the Licensed Subject
     Matter equal to two percent (2%) of Net Sales of such materials; and

          (iii) a royalty, on Sales by LICENSEE or its Affiliates of any and all devices or components covered by the Licensed Subject Matter equal to three percent (3%) of such devices and components.

In any sale of an end product by FUSION incorporates Affected Materials or Affected Products, Net Sales of Affected Materials or Affected Products shall be the amount that FUSION would charge to a Third Party for the Affected Materials or Affected Products incorporated into the end product if sold on a stand-alone basis.

In any sale of an end product by LICENSEE or its Affiliates incorporates a Licensed Product, the Net Sales shall be the amount that LICENSEE or its Affiliates would charge to a Third Party for the Licensed Product incorporated into the end product if sold on a stand-alone basis.

          B. In the event that CLARKSON and LICENSEE, upon mutual agreement, amend the license from exclusive to non-exclusive, the royalty rates set herein shall be reduced by 50%.

          C. During the Term of this Agreement and for one year thereafter, LICENSEE agrees to keep complete and accurate records of its Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit CLARKSON or its representatives, at CLARKSON's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to CLARKSON are determined to have been underpaid, LICENSEE will pay the cost of the examination and accrued interest at the highest allowable rate.

          D. Bi-annually, beginning immediately after the Effective Date, LICENSEE must deliver to CLARKSON a true and accurate written report, even if no payments are due CLARKSON, giving the particulars of the business conducted by LICENSEE during the preceding 6 calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

               a. The quantities of Licensed Subject Matter that it has produced;

               b.   The total Sales;

               c.   The calculation of royalties thereon; and

               d.   The total royalties computed and due CLARKSON.

          Simultaneously with the delivery of each report, Licensee must pay to CLARKSON the amount, if any, due for the period of each report.

          E. On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, LICENSEE must deliver to CLARKSON a


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               written progress report as to LICENSEE's efforts and
               accomplishments during the preceding year in diligently commercializing Licensed Subject Matter and the LICENSEE's commercialization plans for the upcoming year. In the event LICENSEE fails to demonstrate that LICENSEE has taken effective steps within three years after a patent application is filed to bring the Licensed Subject Matter to the point of practical application, then CLARKSON shall have the right to grant a non-exclusive or exclusive license to responsible applicants under terms that are reasonable under the circumstances, or require LICENSEE to do so.

          F. All amounts payable here by LICENSEE must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to CLARKSON UNIVERSITY and addressed to:

                    Division of Research
                    Attn: Ms. Constance M. Ferguson
                    Grants & Contracts Administrator
                    8 Clarkson Ave., PO Box 5630
                    Potsdam, NY 13699-5630

          LICENSEE is responsible for costs associated with preparing, filing and prosecuting any patent applications relevant to this agreement and enforcing, defending, and paying, any Maintenance fees of any resulting patents in the Licensed Field so long as and in all countries in which its license remains.

     6.   TERM AND TERMINATION

          A. The term of this Agreement is from the Effective Date to the full end of the terms or term of any patent licensed under this agreement, or for 15 years, whichever is longer and so long as LICENSEE fulfills the financial obligations set forth this Agreement;

          B. This Agreement will earlier terminate automatically if LICENSEE becomes bankrupt, insolvent and/or if the business of the LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise, or upon 30 days' written notice from CLARKSON if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 2, unless, before the end of the 30 day period, LICENSEE has cured the default or breach and so notifies CLARKSON in writing, stating the manner of the cure, or upon 90 days' written notice if LICENSEE breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, LICENSEE has cured the default or breach and so notifies CLARKSON in writing, stating the manner of the cure, or at any time by mutual written consent between LICENSEE and


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               CLARKSON, upon 180 days' written notice to all parties and subject to any terms herein which survive termination.

          C.   If this Agreement is terminated for any cause;

               a. nothing herein shall be construed to release either party of any obligation matured prior to the effective date of the termination;

               b. after the effective date of the termination, LICENSEE may sell all Licensed Products and parts therefore it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Articles 4 and 5; and

               c. LICENSEE will be bound by the provisions of Articles 10, 11 and 12 of this Agreement.

     7.   INFRINGEMENT BY THIRD PARTIES

          A. LICENSEE, at its own expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. LICENSEE must pay CLARKSON a royalty on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If LICENSEE does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then CLARKSON may enforce any patent licensed hereunder on behalf of itself and LICENSEE, CLARKSON retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

          B. In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

     8.   ASSIGNMENT

               Except in connection with the sale of substantially all of LICENSEE's assets to a third party, this Agreement may not be assigned by LICENSEE without the prior written consent of CLARKSON, which will not be unreasonable withheld.

     9.   PATENT MARKING

               LICENSEE must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.


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     10.  INDEMNIFICATION

               LICENSEE agrees to hold harmless and indemnify CLARKSON, its officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its Affiliates or their offices, employees, agents or representatives.

     11.  PUBLICITY

               Neither party shall use the name of the other party without that party's express written consent.

     12.  CONFIDENTIAL INFORMATION & PUBLICATION

          A. Each party agrees that all information contained in documents marked "confidential" and forwarded to one by the other (i) be received in strict confidence, (ii) be used only for the purpose of this agreement, and (iii) not be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent proof that such information:

               a.   Was in the public domain at the time of disclosure,

               b. Later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns,

               c. Was lawfully disclosed to the recipient party by a third party having the right to disclose it,

               d. Was already known by the recipient party at the time of disclosure,

               e.   Was independently developed by the recipient, or

               f.   Is required by law or regulation to be disclosed.

          B. Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in full force and for a period of 3 years thereafter.

          C. CLARKSON will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to LICENSEE at least 30 days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE's


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               confidential information. Upon LICENSEE's request, publication will be delayed up to 60 additional days to enable LICENSEE to secure adequate intellectual property protection for LICENSEE's property that would be affected by the publication.

     13.  PATENTS AND INVENTIONS

               LICENSEE shall provide and be responsible for patent filings, prosecutions and maintenance worldwide, including the selection of patent counsel and payment of all cost associated with such counsel as well as all costs and fees associated with filings, prosecutions and maintenance. LICENSEE shall have the right, in its sole discretion, to decide what portion of the Technology Rights to retain as trade secrets or to file for patent protection beginning in the U.S.A. All patent applications shall list CLARKSON and LICENSEE as the co-owners. LICENSEE shall promptly inform CLARKSON or CLARKSON's attorney of all actions taken by any patent office and all actions taken by LICENSEE with regard to prosecution of any patent application. CLARKSON agrees to reasonably cooperate in this effort including execution of all necessary applications, documents and writings. Once a U.S. patent application is filed, should LICENSEE elect not to prosecute such patent application in foreign countries (other than the U.S.A.), LICENSEE shall notify CLARKSON in sufficient time for CLARKSON to file or continue to prosecute such applications, and LICENSEE's rights with respect to that foreign patent or patents shall terminate.

     14.  SOLE AGREEMENT/CHANGE

               This Agreement, including all exhibits referenced herein, shall be the complete Agreement of the parties hereto and shall supersede all prior agreements and understandings between the parties respective the subject matter hereof. Any changes or modifications of this Agreement must be in writing and signed by both parties.

     15.  NEW YORK LAW

               This Agreement shall be construed, and the legal relations between the parties hereto shall he determined, in accordance with the law of the State of New York.


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     16.  NOTICES

               Any notice and correspondence required by this Agreement if to the LICENSEE must be given in writing to:

               NanoDynamics,
               901 Fuhrmann Road
               Buffalo, NY 14203
               ATTN: Dr. Keith A. Blakely

               Any notice and correspondence other than reports and invoices as provided for herein if to CLARKSON shall be given in writing to:

               Division of Research
               Clarkson University
               8 Clarkson Avenue, P.O. Box 5630
               Potsdam, NY 13699-5630
               Attn: Dr. Gregory C. Slack

     The parties have caused their duly authorized representatives to execute this Agreement.

CLARKSON UNIVERSITY                     LICENSEE


By: /s/ Gregory C. Slack                By: /s/ Keith A. Blakely
    ---------------------------------       ------------------------------------
Signature                               Signature
Director of Research                    President
-------------------------------------   ----------------------------------------
Title                                   Title

15 Mar 07                               21 Mar 07
-------------------------------------   ----------------------------------------
Date                                    Date


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